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                                                                      Exhibit 11


                Computation of Net Income (Loss) Per Common Share

                                MGI PHARMA, INC.

                                   (Unaudited)

The following information is required in computations of basic and diluted loss per common share in each year ended December 31:

                                             Year Ended December 31,
                                      ----------------------------------------
                                         1998           1997          1996
                                      -----------   -----------    -----------
Net income (loss)                     $   414,287   $(1,784,545)   $(6,621,747)

Common shares:
   Basic                               14,367,627    14,116,471     13,178,790
   Assuming dilution                   14,966,112    14,116,471     13,178,790

Net income (loss) per common share:
   Basic                              $      0.03   $     (0.13)   $     (0.50)
   Assuming dilution                  $      0.03   $     (0.13)   $     (0.50)